Exhibit 19.1
CAMP4 THERAPEUTICS CORPORATION

AMENDED AND RESTATED INSIDER TRADING POLICY

1.Purpose. This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of CAMP4 Therapeutics Corporation (the “Company”) and the handling of confidential information about the Company and the companies with which the Company does business. The Company’s Board of Directors (the “Board”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.” In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.
2.Persons Subject to this Policy. This Policy applies to all directors, officers and employees of the Company and its subsidiaries.
This Policy also applies to transactions by: (i) such directors’, officers’ and employees’ family members who reside with them; (ii) anyone else who lives in their household; (iii) any family members who do not live in their household but whose transactions in Company Securities (as defined below) are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in Company Securities); and (iv) family trusts, family partnerships and similar entities controlled by them or any person described in clauses (i)-(iii) (collectively, “Other Covered Persons”). Directors, officers and employees are responsible for transactions by Other Covered Persons and for informing them of this Policy.
The Company also may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such other persons will be notified by the Compliance Officer (as defined in Section 5 of this Policy).
3.Transactions Subject to this Policy. This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, restricted stock units or any other type of security that the Company may issue (collectively, “Company Securities”), other than transactions that are expressly excluded from this Policy as set forth herein.
4.Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Other Covered Person whose transactions are subject to this Policy, as discussed above, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
5.Administration of this Policy. The Chief Financial Officer or such other officer as is designated by the Chief Executive Officer will serve, in consultation with the Chief Executive Officer, as the Compliance Officer for the purposes of this Policy, and in such role, will be responsible for the administration of this Policy.
6.Statement of Policy. A director, officer or employee of the Company or its subsidiaries (or any other person designated as subject to this Policy) who is aware of material nonpublic information relating to the Company may not directly or indirectly through Other Covered Persons:
•engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to this Policy” and “Rule 10b5-1 Plans”;
•recommend to anyone the purchase or sale of any securities when they are aware of material non-public information;
•disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or anyone outside of the Company, unless any such disclosure is made in accordance with the Company’s policies regarding the external disclosure of Company information; or
•assist anyone engaged in the above activities in violation of this Policy.
In addition, this policy applies to material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company. A director, officer or employee of the Company or its subsidiaries (or any other person designated as subject to this Policy) may not trade in that company’s securities until the information becomes public or is no longer material.
7.Definition of Material Nonpublic Information.
7.1.Material Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, hold or sell securities. Information expected to affect the Company’s stock price, whether positive or negative, should be considered material. No bright-line standard exists for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and often is evaluated by enforcement authorities with the benefit of hindsight.

While defining all categories of material information is not possible, the following are some examples of information that ordinarily would be regarded as material:
▪information regarding the progress or outcomes of the Company’s clinical trials, including regarding safety and efficacy;
▪timelines for development of new products or new indications;
▪significant regulatory developments;
▪projections of future earnings or losses, or other financial guidance;
▪changes to previously announced financial guidance, or the decision to suspend financial guidance;
▪a pending or proposed merger, acquisition or tender offer;
▪a pending or proposed acquisition or disposition of a significant asset;
▪a pending or proposed significant joint venture or licensing arrangement;
▪a Company restructuring;
▪a change in dividend policy, the declaration of a stock split or an offering of additional securities;
▪bank borrowings or other financing transactions;
▪the establishment of a repurchase program for Company Securities;
▪a change in management;
▪pending or threatened significant litigation, or the resolution of such litigation;
▪impending bankruptcy or the existence of severe liquidity problems;
▪the imposition of a ban on trading in Company Securities or the securities of another company; and
▪significant cybersecurity breaches.
7.2.Nonpublic Information. Generally, information that has not been disclosed to the public is considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, a broadcast on widely available internet, radio or television programs, publication in a widely available newspaper, magazine or news website or public disclosure documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Company’s employees.

Once information is widely disseminated, the investing public should be afforded sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the next full trading day after the information is released. For example, if the Company announces financial results after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can buy or sell Company Securities is generally the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information at that time). If the Company announces financial results after trading begins on that Tuesday, however, the first time a director, officer or employee can buy or sell Company Securities is generally the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.
8.Transactions Not Subject to this Policy. This Policy does not apply in the case of the following transactions, except as specifically noted:
8.1.Stock Option Exercises. This Policy does not apply to the exercise of a stock option acquired pursuant to a Company equity incentive plan or to a transaction in which a person has elected to have the Company withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
8.2.Restricted Stock and Similar Awards. This Policy does not apply to the vesting of restricted stock, the settlement of restricted stock units or similar awards or to a transaction in which there is an election to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the vesting or settlement of any restricted stock unit. This Policy does apply, however, to any market sale of shares received upon the settlement of any restricted stock unit or similar award.
8.3.Employee Stock Purchase Plan. This Policy does not apply to periodic purchases under a Company employee stock purchase plan, if such plan exists, that are made as the result of an election made at the beginning of the purchase period. This Policy would apply, however, to any sales of shares purchased under the plan.
8.4. 401(k) Plan. If the Company has a 401(k) plan that provides for the purchase of Company Securities, this Policy does not apply to purchases of Company Securities in such plan as a result of periodic contributions made pursuant to payroll deduction. The Policy does apply, however, to initial elections to participate in a Company stock fund and to increases or decreases in the level of participation, as well as to transfers in or out of a Company stock fund (including in connection with a plan loan).

8.5.Transactions in Mutual Funds. Transactions in mutual funds that are invested in Company Securities are not subject to this Policy.
8.6.Transactions with the Company. Any purchase of Company Securities from the Company or sales of Company Securities to the Company not already identified in this Section 8 are not subject to this Policy.
9.Special and Prohibited Transactions.

9.1.Prohibited Transactions. Persons covered by this Policy are prohibited from engaging in the following with respect to Company Securities: (i) short sales, (ii) put options, call options or other derivative securities on an exchange or in any other organized market and (iii) hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
9.2.Margin Accounts and Pledged Securities. Persons covered by this Policy are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Company Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an individual wishes to pledge Company Securities as collateral for a loan, he or she must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.
9.3.Standing and Limit Orders. Standing orders or limit orders, other than pursuant to Rule 10b5-1 Plans, are discouraged and must be approved by the Compliance Officer prior to placement of any such order.
10.Rule 10b5-1 Plans. Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides a defense from insider trading liability under Rule 10b- 5 of the Exchange Act. If a person subject to this Policy enters into a plan that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”), Company Securities may be purchased, sold or gifted pursuant to the 10b5-1 Plan without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer, and any amendment, suspension or termination of a Rule 10b5-1 Plan must be approved by the Compliance Officer in advance. Any Rule 10b5-1 Plan to be entered into or amended, suspended or terminated by the Compliance Officer must be approved by the Chief Financial Officer or Chief Executive Officer (or other designated officer).
11.Additional Procedures Applicable to Designated Insiders. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, all Company directors, officers, and certain other employees, contractors or consultants notified by the Compliance Officer from time to time because of their access to the Company’s internal financial statements or other material nonpublic information regarding the Company’s performance during annual and quarterly fiscal periods (such individuals collectively referred to herein as the “Designated Insiders”), and the Other Covered Persons relating to such Designated Insiders, are required to comply with the following procedures, except that transactions pursuant to a Rule 10b5-1 Plan that complies with this Policy are not subject to the following procedures.
11.1.Pre-Clearance Procedures. Persons subject to this Section 11 may not engage in any transaction in Company Securities at any time (other than as specified in this Policy), even if not subject to a Blackout Period (as defined below), without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. Any request for pre- clearance by the Compliance Officer should be submitted to, and approved by, the Chief Financial Officer or Chief Executive Officer (or other designated officer).
When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should describe fully those circumstances to the Compliance Officer. The requestor also should indicate whether he or she has effected any non-exempt “opposite- way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within four trading days or make a new trading request.
11.2.Quarterly Trading Restrictions. Persons subject to this Section 11 may not engage in any transaction in Company Securities (other than as specified in this Policy) during a “Blackout Period” beginning immediately after the close of trading on the last day of each fiscal quarter and ending after the first full trading day following the date of the public release of the Company’s earnings results for that quarter. In other words, persons subject to this Section 11 may only conduct transactions in Company Securities during the period beginning on the day after the first full trading day following the public release of the Company’s earnings for a quarter and ending at the close of trading on the last day of the next fiscal quarter.
12.Event-Specific Trading Restrictions. From time to time, the Company may be involved in activities—such as proposed acquisitions—that are material and that are known only by a few people at the Company. For those individuals whose duties at the Company cause them to be aware of such activity, the Compliance Officer will notify them of an event-specific trading restriction, and those individuals will not be permitted to trade in Company Securities during such trading restriction. The existence of an event-specific trading restriction will not be widely announced and should not be communicated to anyone. Even if individuals are not notified of an event-specific trading restriction, they should not trade in Company Securities if they are aware of material nonpublic information.
13.Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
14.Unauthorized Disclosure. Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. Directors, officers and employees should treat all information they learn about the Company or its business plans in connection with their employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and individuals to significant risk of investigation and litigation.
The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules. Accordingly, it is important that responses to inquiries regarding the Company from the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals, as expressly identified by the Compliance Officer.
15.Consequences of Violations. The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

16.Company Assistance. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer.
17.Waivers. A waiver of any provision of this Insider Trading Policy in a specific instance may be authorized in writing by the Compliance Officer or the Audit Committee of the Board of Directors, to the extent consistent with the general purpose of this Policy and applicable securities laws. Any such waiver shall be reported to the Company’s Board of Directors.
Effective: October 10, 2024
Amended by the Board of Directors on June 25, 2025
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